Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
Kenvue Inc.
(Exact Name of Registrant as Specified in Its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.01 per share	457(a)	173,884,600	$23.00	$3,999,345,800 (2)	0.00011020	$440,728
Fees Previously Paid	Equity	Common stock, par value $0.01 per share	457(o)	—	—	$100,000,000 (3)		$11,020
	Total Offering Amounts					$3,999,345,800		$440,728
	Total Fees Previously Paid							$11,020
	Total Fee Offsets							—
	Net Fee Due							$429,708
(1)Includes shares of our common stock which the underwriters have the option to purchase to cover over-allotments.
(2)Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.